EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 22, 2007, accompanying the consolidated financial statements and schedule of Pharsight Corporation and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph about Pharsight Corporation’s adoption of Statement No. 123R, “Share-Based Payment”)included in the Annual Report of Pharsight Corporation on Form 10-K for the year ended March 31, 2007, which is incorporated by reference in this Registration Statement on Form S-8 pertaining to the Pharsight Corporation Amended and Restated 2000 Equity Incentive Plan .We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP
San Jose, California
August 10, 2007